Exhibit 99.1

NEWS RELEASE 13-002	Contacts:	Todd Hornbeck, CEO
Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES FOURTH QUARTER 2012 RESULTS

Expands OSV Newbuild Program #5 by Four Vessels, including New Class of Jones Act MPSVs

Initiates Selected Line-Item Guidance for Fiscal 2013 and Fiscal 2014

February 6, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter ended December 31, 2012. Following are highlights for this period and the Company’s future outlook:

•	4Q2012 diluted EPS of $0.31 was $0.11, or 55% higher than 3Q2012

•	4Q2012 EBITDA of $55.1 million increased $7.0 million, or 15% over 3Q2012

•	Leading-edge spot dayrates for 240 class and 265 class DP-2 OSVs are now in the $38,000 to $42,000 range

•	4Q2012 utilization for the Company’s high-spec OSVs was 96% compared to 94% in both 4Q2011 and 3Q2012

•	Contract backlog for new gen OSV vessel-days currently at 49% and 15% for 2013 and 2014

•	Contract backlog for MPSV vessel-days currently at 77% and 31% for 2013 and 2014

•	4Q2012 EBITDA for the Downstream fleet was $6.2 million, up from $3.9 million, or 59% over 4Q2011

•	4Q2012 utilization for the Downstream fleet was 99% up from 87% in 4Q2011 and 93% in 3Q2012

•	Contract backlog for Downstream vessel-days currently at 47% for 2013

•	The Company announced plans to increase its OSV Newbuild Program #5 by four vessels to a total of 24

•	HOS intends to ultimately build up to eight Jones Act-qualified MPSVs as a subset of its growing OSV newbuild program

•	The Company’s first two new Jones Act MPSV commitments will be based on the HOSMAX 310 design

•	Currently evaluating whether to exercise next two options for additional HOSMAX 320 OSVs or build additional MPSVs

•	OSV Newbuild Program #5 and 200 Class OSV Retrofit Program remain in-line with prior cost and delivery date guidance

Fourth quarter 2012 revenues increased 8.6% to $133.2 million compared to $122.7 million for the fourth quarter of 2011 and increased 4.1% compared to $127.9 million for the third quarter of 2012. Operating income was $32.5 million, or 24.4% of revenues, for the fourth quarter of 2012 compared to $35.8 million, or 29.2% of revenues, for the prior-year quarter; and $26.3 million, or 20.6% of revenues, for the third quarter of 2012. The Company recorded net income for the fourth quarter of 2012 of $11.3 million, or $0.31 per diluted share, compared to a net income of $14.2 million, or $0.45 per diluted share, for the year-ago quarter; and net income of $7.4 million, or $0.20 per diluted share, for the third quarter of 2012. Diluted common shares for the fourth quarter of 2012 were 36.1 million compared to 31.8 million for the fourth quarter of 2011 and 36.1 million for the third quarter of 2012. Diluted common shares increased as a result of the Company’s November 2011 equity offering.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

Fourth quarter 2012 EBITDA decreased 2.8% to $55.1 million compared to $56.7 million for the fourth quarter of 2011 but increased 14.6% compared to $48.1 million for the third quarter of 2012. For a reconciliation of EBITDA to the nearest comparable GAAP financial measure and for additional information regarding EBITDA as a non-GAAP financial measure, please see the accompanying data tables, including Note 11.

Upstream Segment. Revenues from the Upstream segment were $118.6 million for the fourth quarter of 2012, an increase of $9.0 million, or 8.2%, from $109.6 million for the fourth quarter of 2011; and an increase of $3.5 million, or 3.0%, from $115.1 million for the third quarter of 2012. Higher Upstream revenues for the fourth quarter of 2012 compared to the same period in 2011 primarily resulted from increased demand for the Company’s high-spec OSVs. Upstream operating income was $29.7 million, or 25.0% of revenues, for the fourth quarter of 2012 compared to $35.3 million, or 32.2% of revenues, for the prior-year quarter; and $24.5 million, or 21.3% of revenues, for the third quarter of 2012. Average new generation OSV dayrates for the fourth quarter of 2012 were $24,024 compared to $21,863 for the same period in 2011 and $23,990 for the third quarter of 2012. New generation OSV utilization was 84.0% for the fourth quarter of 2012 compared to 83.5% for the year-ago quarter and 79.5% for the sequential quarter. The Company had an average of 1.4 stacked new generation OSVs during the fourth quarter of 2012 compared to quarterly averages of 5.2 stacked vessels during the year-ago quarter and 2.1 stacked vessels during the sequential quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 86.4% for the fourth quarter of 2012 compared to 93.0% for the year-ago quarter and 82.9% for the sequential quarter. However, in contrast, the Company’s high-spec OSVs achieved an average utilization of 95.6% for the fourth quarter of 2012, while maintaining leading-edge spot dayrates in the $38,000 to $42,000 range. After adjusting for 71 days of fourth quarter downtime for regulatory drydockings, the Company’s commercially available high-spec OSV fleet achieved an effective utilization of 98.8%.

Downstream Segment. Revenues from the Downstream segment of $14.6 million for the fourth quarter of 2012 increased by $1.5 million, or 11.5%, compared to $13.1 million for the same period in 2011, and were higher than the sequential quarter by $1.7 million, or 13.2%. The Company’s double-hulled tank barge average dayrates were $17,694 for the fourth quarter of 2012 compared to $18,176 for the same period in 2011 and $16,626 for the sequential quarter. The sequential increase in dayrates was primarily driven by improved market conditions in the GoM and Puerto Rico. Utilization for the double-hulled tank barge fleet was 99.3% for the fourth quarter of 2012 compared to 87.3% for the year-ago quarter and 93.4% for the sequential quarter. The increase in utilization over the prior-year quarter is primarily due to increased demand for the Company’s tugs and tank barges driven by the activity in the Eagle Ford Shale and a tight market for clean petroleum product capacity in the

Northeast U.S. Effective, or utilization-adjusted, dayrates for the Company’s double-hulled tank barges were $17,570 for the fourth quarter of 2012, which is $1,702, or 10.7%, higher than effective dayrates for the prior-year quarter; and $2,041 or 13.1%, higher than effective dayrates for the third quarter of 2012.

Operating Expenses. Operating expenses for the fourth quarter of 2012 were $65.6 million compared to $58.4 million and $67.2 million for the fourth quarter of 2011 and the third quarter of 2012, respectively. The decrease in operating expenses compared to the sequential quarter is primarily the result of the remobilization of four new generation OSVs from Brazil to the GoM during the third quarter of 2012. The Company’s fourth-quarter 2012 operating expenses were $58.2 million and $7.4 million for its Upstream and Downstream segments, respectively.

General and Administrative (“G&A”). G&A expenses of $12.3 million for the fourth quarter of 2012 were 9.2% of revenues compared to $8.0 million, or 6.5% of revenues, for the fourth quarter of 2011; and $12.9 million, or 10.1% of revenues, for the third quarter of 2012. The year-over-year increase in G&A is a result of having higher shoreside incentive compensation expenses, fleet recruiting and training expenses and bad debt reserves related to a customer bankruptcy proceeding initiated in August 2012. The Company allocated 92% of its fourth quarter 2012 G&A expenses to the Upstream segment and 8% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $22.7 million for the fourth quarter of 2012, or $2.2 million higher than the prior-year quarter. This increase is primarily due to higher costs for vessel regulatory drydockings and incremental amortization expense related to the vessels that were previously stacked and required recertification prior to being re-activated. Depreciation and amortization expense is expected to increase from current levels when the remaining stacked vessel is recertified and activated, and when any newly constructed vessels are delivered or undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $0.2 million during the fourth quarter of 2012 compared to the same period in 2011. Interest expense increased over the prior-year quarter due to incremental interest expense of $3.5 million related to the issuance of $300.0 million of aggregate principle amount of 1.500% convertible senior notes on August 13, 2012. This increase was partially offset by an increase in capitalized interest related to the Company’s fifth OSV newbuild program, which commenced during the fourth quarter of 2011. The Company recorded $4.7 million of capitalized construction period interest, or roughly 24% of its total interest costs, for the fourth quarter of 2012 compared to having $0.4 million of capitalized interest, or 2.6% of total interest costs for the prior-year quarter.

Annual 2012 Results

Revenues for 2012 increased 34.4% to $512.7 million compared to $381.6 million for 2011. Operating income was $121.3 million, or 23.7% of revenues, for 2012 compared to $55.0 million, or 14.4% of revenues, for the prior-year. Net income for 2012 increased by $39.6 million to net income of $37.0 million, or $1.03 per diluted share, compared to a net loss of ($2.6 million), or ($0.09) per diluted share, for 2011. EBITDA for 2012 increased 48.4% to $203.3 million compared to $137.0 million for 2011. The year-over-year increase in revenues primarily resulted from increased demand for the Company’s high-spec OSVs and MPSVs and the full-year contribution from four 240 class OSVs that mobilized to Brazil during 2011. In addition, the Company had an average of 2.7 stacked new generation OSVs during 2012 compared to an average of 9.2 stacked vessels during 2011. The Company’s net income for 2012 included a $0.3 million ($0.2 million after-tax or $0.01 per diluted share) gain on the sales of one older, lower-horsepower tug, ancillary equipment and certain non-vessel shoreside support assets for net cash proceeds of $4.3 million. The Company’s net income for 2011 included a $1.5 million ($1.1 million after-tax, or $0.04 per diluted share) gain on the sales of the Company’s last four remaining single-hulled tank barges and two ROVs for net cash proceeds of $11.3 million. The Company’s net income for 2012 included a $6.0 million ($3.7 million after-tax, or $0.11 per diluted share) loss on early extinguishment of debt related to the refinancing of the Company’s 6.125% senior notes due 2014 in March 2012 compared to no such expense in 2011.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 10 of this news release.

Forward Guidance

Vessel Counts. As of December 31, 2012, excluding six inactive non-core vessels, the Company’s operating fleet consisted of 51 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-going tugs. The Company’s active Upstream Fleet for fiscal 2013 is expected to be comprised of an average of 52.0 new generation OSVs and four MPSVs. These active new generation OSVs are comprised of an average of 19.3 “term” vessels that are currently chartered on long-term contracts and an average of 32.7 “spot” vessels that are currently operating or being offered for service under short-term charters. About 47% of these short-term charters are for DP-1 OSVs for which the Company has recently observed bifurcated market conditions in the GoM due to increased customer preference for high-spec OSVs since the Macondo incident. As of December 31, 2012, the Company had one DP-1 new generation OSV stacked, which is expected to remain inactive until there is sustainable demand for such vessel. The Company’s active Downstream fleet for fiscal 2013 is expected to consist of nine double-hulled tank barges and nine-ocean going tugs.

Contract Backlog. The Company’s forward contract coverage for its 51-vessel fleet of new generation OSVs for the fiscal years ending 2013 and 2014 is currently 49% and 15%, respectively. The Company’s forward contract coverage for its four MPSVs for the fiscal years ending 2013 and 2014 is currently 77% and 31%, respectively. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges for the fiscal year ending 2013 is currently 47%. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 19.3 active “term” OSVs are expected to be in the $19,000 to $20,000 range for the full-year 2013. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2013 from the Company’s “spot” or “stacked” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Improved market conditions have allowed the Company to recently increase leading-edge spot dayrates for its 240/265 class DP-2 OSVs to the $38,000 to $42,000 range, up from $30,000 to $36,000 range last quarter. Whether these rates can be sustained will depend on a variety of factors, including the future pace of permitting in the GoM. Effective dayrates for the Company’s nine double-hulled tank barges are projected to be in the range of $17,500 to $18,500 for the full-year 2013.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $62 million to $65 million for the first quarter of 2013, and $253 million to $263 million for fiscal 2013. This annual guidance range includes roughly $4 million of total out-of-pocket costs related to the remobilization of four 240 class OSVs out of Brazil, not counting lost revenue during 120 days of aggregate commercial downtime (30 days per vessel), during the period of June through early August 2013. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets or back to the GoM; or any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $7.0 million to $9.0 million for the first quarter of 2013, and $27 million to $29 million for fiscal 2013.

G&A Expenses. General and administrative expenses are expected to be in the approximate range of $12.5 million to $13.5 million for the first quarter of 2013, and $53 million to $55 million for the full-year 2013, commensurate with the Company’s on-going fleet growth and international expansion. The Company expects to remain within the historical range of G&A-to-revenue margins of its publicly traded domestic OSV peer group.

Other Financial Data. The projected annual depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the full-year 2013 are expected to be $62.8 million, $36.9 million, $43.4 million, $1.8 million, $53.1 million, and 36.4 million, respectively. Projected quarterly guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for each of the four quarters of fiscal 2013 and for the full-year 2014 is provided on page 14 of this press release. The Company’s annual effective tax rate is expected to be in the range of 36% to 38% throughout fiscal 2013 and fiscal 2014.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. Please refer to the attached data tables on page 13 of this press release for a summary, by period and by vessel class, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2011, 2012, 2013 and 2014. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its company-wide fleet of vessels will be approximately $60.2 million and $55.9 million for the full-years 2013 and 2014, respectively.

Update on Other Capital Expenditures. Please refer to the attached data tables on page 13 of this press release for a summary, by period, of historical and projected data for other capital expenditures, including the 200 Class OSV Retrofit Program described below, for each of the quarterly and/or annual periods presented for the fiscal years 2011, 2012, 2013 and 2014. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades, mid-body extensions or vapor-recovery systems, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. In addition to the OSV retrofit program outlined below, the Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $8.0 million for each of the full-years 2013 and 2014.

200 Class OSV Retrofit Program. In September 2012, the Company awarded a contract for the upgrading and stretching of six of the Company’s Super 200 class DP-1 OSVs, converting them into 240 class DP-2 OSVs. The project costs for these discretionary vessel modifications are expected to be approximately $50.0 million, in the aggregate ($8.3 million each), and the Company expects to incur approximately 762 vessel-days of aggregate commercial downtime for the six vessels (127 vessel-days each), as follows:

	3Q2012	4Q2012	1Q2013	2Q2013	3Q2013	4Q2013	Total
200 Class OSV Retrofit Program:
Estimated cash outlays (in millions)	$2.2	$0.1	$11.9	$12.5	$13.4	$9.9	$50.0
Estimated commercial downtime (in days)	—	21	182	187	200	172	762

The contractor will utilize two of its shipyards on concurrent paths to minimize the duration of the total project. The first two vessels arrived at the shipyard in December 2012 and the current schedule projects re-deliveries of one vessel in April, one in May, two in August and two in December of 2013.

Expansion of OSV Newbuild Program #5, including New Class of Jones Act MPSVs. The Company announced today the expansion of its fifth OSV newbuild program by four vessels, as well as its intentions to ultimately build up to eight Jones Act-qualified MPSVs as a subset of its growing OSV newbuild program to service the subsea construction and IRM market that is expected to expand significantly in the GoM beginning in 2015. The first two vessel commitments to be reconfigured as a new class of domestic MPSVs will be based upon the HOSMAX 310 vessel design, with expected delivery in the second and third quarters of 2015. These new U.S.-flagged, Jones Act-qualified MPSVs will include an IMO Special Purpose Ship (“SPS”) code-ready class notation, a 250-ton heave-compensated knuckle-boom crane, helideck, moonpool and accommodations for 73 persons, and will be suitable for two work-class ROVs. With respect to the other two vessels announced today, the Company is currently evaluating various alternatives and is in the process of finalizing its plans to either exercise its next two options to build additional HOSMAX 320 OSVs for delivery in the first and second quarters of 2015; or (in lieu of building those vessels) construct additional new Jones Act-qualified MPSVs. Assuming the Company opts to build two additional HOSMAX 320 class OSVs, the aggregate incremental cost of the four additional vessels announced today will be approximately $260.0 million (roughly $85.0 million per MPSV and $45.0 million per OSV), before construction period interest; and will expand the Company’s on-going newbuild program to a total of 24 vessels. The Company’s fifth OSV newbuild program would then be comprised of four 300 class OSVs, six 310 class OSVs, twelve 320 class OSVs and two 310 class MPSVs. The 22 DP-2 high-spec OSVs and two Jones Act-qualified MPSVs currently planned and/or committed under this domestic newbuild program are expected to be delivered in accordance with the table below:

	2Q 2013	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015	Total
Estimated In-Service Dates:
300 class OSVs	1	1	1	1	—	—	—	—	—	—	4
310 class OSVs	—	—	—	1	1	1	2	1	—	—	6
320 class OSVs	—	—	2	2	3	1	1	2	1	—	12

Total OSVs	1	1	3	4	4	2	3	3	1	—	22

310 class MPSVs	—	—	—	—	—	—	—	—	1	1	2

Total Newbuilds	1	1	3	4	4	2	3	3	2	1	24

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 56, 69 and 73 new generation OSVs as of December 31, 2013, 2014 and 2015, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 52.2, 63.0 and 72.5 vessels for the fiscal years 2013, 2014 and 2015, respectively. As described in the above schedule of projected vessel in-service dates, the Company expects to own and operate four, four and six MPSVs as of December 31, 2013, 2014 and 2015, respectively. These vessel additions result in a projected average MPSV fleet complement of 4.0, 4.0 and 4.8 vessels for the fiscal years 2013, 2014 and 2015, respectively. Assuming the Company builds two MPSVs and two new OSVs, the aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1,160.0 million, of which $498.8 million, $327.6 million and $59.0 million is expected to be incurred in 2013, 2014 and 2015, respectively. From the inception of this program through December 31, 2012, the Company has incurred $274.6 million, or 23.7%, of total expected project costs, including $87.5 million that was spent during the fourth quarter of 2012.

Liquidity Outlook

As of December 31, 2012, the Company had a cash balance of $576.7 million and an undrawn $300 million revolving credit facility. Together with cash on-hand and available capacity under its currently undrawn $300 million revolving credit facility, and based on the key assumptions outlined in this earnings release, the Company also expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the first 24 HOSMAX vessels under construction, all of the capital costs related to its six-vessel 200 class OSV retrofit program, the planned retirement of its 1.625% convertible notes in November 2013, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes for the fiscal year ending 2013 and for the full duration of the currently planned or committed 24-vessel HOSMAX newbuild program.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2012 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, February 7, 2013. To participate in the call, dial (480) 629-9835 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&L, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through February 14, 2013, and may be accessed by calling (303) 590-3030 and using the pass code 4594721#.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 79 vessels primarily serving the energy industry and has 24 additional high-spec Upstream vessels planned or under construction for delivery through 2015.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM; the Company’s inability to successfully complete its fifth OSV newbuild program and its 200 class OSV retrofit program on-time and on-budget, which involves the construction, conversion and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may yet arise as a result of the Deepwater Horizon incident or the resulting drilling moratoria and regulatory reforms, as well as the outcome of pending litigation brought by environmental groups challenging exploration plans approved by the Department of Interior; less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; renewed weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; the impact of planned sequester of federal spending pursuant to the Budget Control Act of 2013; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; declines in oil and natural gas prices; further increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure demand activity in the GoM and other markets; the level of fleet additions by the Company and its competitors that could result in over capacity in markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or inability to attract and retain qualified personnel, including vessel personnel for active, unstacked and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act, including any changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 11 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Revenues	$133,181	$127,939	$122,716	$512,738	$381,627
Costs and expenses:
Operating expenses	65,574	67,159	58,421	255,398	211,201
Depreciation and amortization	22,719	21,812	20,508	87,808	81,587
General and administrative expenses	12,349	12,943	7,957	48,499	35,363

	100,642	101,914	86,886	391,705	328,151

Gain (loss) on sale of assets	10	267	4	274	1,539

Operating income	32,549	26,292	35,834	121,307	55,015
Other income (expense):
Loss on early extinguishment of debt	—	—	—	(6,048)	—
Interest income	629	524	254	2,167	829
Interest expense	(14,898)	(14,697)	(14,673)	(57,869)	(59,649)
Other income, net [1]	(138)	(5)	384	186	442

	(14,407)	(14,178)	(14,035)	(61,564)	(58,378)

Income (loss) before income taxes	18,142	12,114	21,799	59,743	(3,363)
Income tax expense (benefit)	6,847	4,713	7,558	22,726	(802)

Net income (loss)	$11,295	$7,401	$14,241	$37,017	$(2,561)

Basic earnings (loss) per share of common stock	$0.32	$0.21	$0.46	$1.05	$(0.09)

Diluted earnings (loss) per share of common stock	$0.31	$0.20	$0.45	$1.03	$(0.09)

Weighted average basic shares outstanding	35,413	35,384	30,954	35,311	27,876

Weighted average diluted shares outstanding [2]	36,129	36,130	31,806	36,080	27,876

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.0	51.0	51.0	51.0	51.0
Average number of active new generation OSVs [4]	49.6	48.9	45.8	48.3	41.8
Average new generation fleet capacity (deadweight) [3]	128,190	128,190	128,190	128,190	128,190
Average new generation vessel capacity (deadweight)	2,514	2,514	2,514	2,514	2,514
Average new generation utilization rate [5]	84.0%	79.5%	83.5%	83.2%	71.5%
Effective new generation utilization rate [6]	86.4%	82.9%	93.0%	87.8%	87.2%
Average new generation dayrate [7]	$24,024	$23,990	$21,863	$23,445	$21,121
Effective dayrate [8]	$20,180	$19,072	$18,256	$19,506	$15,102
Tugs and Tank Barges:
Average number of double-hulled tank barges [9]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [9]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [5]	99.3%	93.4%	87.3%	88.2%	88.1%
Average double-hulled dayrate [10]	$17,694	$16,626	$18,176	$17,012	$17,557
Effective dayrate [8]	$17,570	$15,529	$15,868	$15,005	$15,468

Balance Sheet Data (unaudited):

	As of December 31, 2012	As of December 31, 2011
Cash and cash equivalents	$576,678	$356,849
Working capital	388,004	401,216
Property, plant and equipment, net	1,812,110	1,605,785
Total assets	2,631,731	2,136,346
Total short-term debt	238,907	—
Total long-term debt	850,530	770,648
Stockholders’ equity	1,165,845	1,072,988

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2012	December 31, 2011
Cash provided by operating activities	$145,440	$65,651
Cash used in investing activities	(259,777)	(62,299)
Cash provided by financing activities	334,345	226,914

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
UPSTREAM:
Vessel revenues	$117,636	$114,051	$108,509	$458,925	$326,769
Non-vessel revenues	995	1,036	1,069	4,384	4,067

Total revenues	$118,631	$115,087	$109,578	$463,309	$330,836

Operating income	$29,727	$24,488	$35,306	$118,037	$53,868
Operating margin	25.1%	21.3%	32.2%	25.5%	16.3%
Components of EBITDA [11]
Net income	$10,399	$7,097	$14,671	$39,403	$159
Interest expense, net	12,886	12,863	13,203	50,604	53,890
Income tax expense	6,304	4,520	7,815	24,178	50
Depreciation	13,000	13,000	13,077	52,005	52,453
Amortization	6,383	5,289	4,023	21,670	15,457

EBITDA [11]	$48,972	$42,769	$52,789	$187,860	$122,009

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$4,037	$—
Stock-based compensation expense	2,456	3,365	782	9,814	5,824
Interest income	625	521	247	2,148	796

Adjusted EBITDA [11]	$52,053	$46,655	$53,818	$203,859	$128,629

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$48,972	$42,769	$52,789	$187,860	$122,009
Cash paid for deferred drydocking charges	(11,506)	(11,422)	(3,210)	(39,211)	(16,832)
Cash paid for interest	$(8,563)	(9,029)	(9,856)	(33,580)	(38,115)
Cash paid for taxes	(368)	(235)	(439)	(1,332)	(1,257)
Changes in working capital	146	18,907	1,081	5,886	(15,397)
Stock-based compensation expense	2,456	3,365	782	9,814	5,824
Loss on early extinguishment of debt	—	—	—	4,037	—
Changes in other, net	151	1,552	(979)	2,137	(443)

Net cash provided by operating activities	$31,288	$45,907	$40,168	$135,611	$55,789

DOWNSTREAM:
Revenues	$14,550	$12,852	$13,138	$49,429	$50,791
Operating income	2,822	1,804	528	3,270	1,147
Operating margin	19.4%	14.0%	4.0%	6.6%	2.3%
Components of EBITDA [11]
Net income (loss)	$896	$304	$(430)	$(2,386)	$(2,720)
Interest expense, net	1,383	1,310	1,216	5,098	4,930
Income tax expense (benefit)	543	193	(257)	(1,452)	(852)
Depreciation	2,105	2,124	2,124	8,477	8,507
Amortization	1,231	1,399	1,284	5,656	5,170

EBITDA [11]	$6,158	$5,330	$3,937	$15,393	$15,035

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$2,011	$—
Stock-based compensation expense	271	364	89	1,077	701
Interest income	4	3	7	19	33

Adjusted EBITDA [11]	$6,433	$5,697	$4,033	$18,500	$15,769

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$6,158	$5,330	$3,937	$15,393	$15,035
Cash paid for deferred drydocking charges	(272)	(1,278)	(16)	(5,012)	(2,872)
Cash paid for interest	(1,279)	(1,349)	(1,474)	(5,017)	(5,696)
Cash paid for taxes	—	—	—	—	(15)
Changes in working capital	(550)	1,638	3,871	2,013	3,286
Stock-based compensation expense	271	364	89	1,077	701
Loss on early extinguishment of debt	—	—	—	2,011	—
Changes in other, net	(43)	(592)	(10)	(636)	(577)

Net cash provided by operating activities	$4,285	$4,113	$6,397	$9,829	$9,862

CONSOLIDATED:
Revenues	$133,181	$127,939	$122,716	$512,738	$381,627
Operating income	32,549	26,292	35,834	121,307	55,015
Operating margin	24.4%	20.6%	29.2%	23.7%	14.4%
Components of EBITDA [11]
Net income (loss)	$11,295	$7,401	14,241	$37,017	$(2,561)
Interest expense, net	14,269	14,173	14,419	55,702	58,820
Income tax expense (benefit)	6,847	4,713	7,558	22,726	(802)
Depreciation	15,105	15,124	15,201	60,482	60,960
Amortization	7,614	6,688	5,307	27,326	20,627

EBITDA [11]	$55,130	$48,099	$56,726	$203,253	$137,044

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$6,048	$—
Stock-based compensation expense	2,727	3,729	871	10,891	6,525
Interest income	629	524	254	2,167	829

Adjusted EBITDA [11]	$58,486	$52,352	$57,851	$222,359	$144,398

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$55,130	$48,099	$56,726	$203,253	$137,044
Cash paid for deferred drydocking charges	(11,778)	(12,700)	(3,226)	(44,223)	(19,704)
Cash paid for interest	(9,842)	(10,378)	(11,330)	(38,597)	(43,811)
Cash paid for taxes	(368)	(235)	(439)	(1,332)	(1,272)
Changes in working capital	(404)	20,545	4,952	7,899	(12,111)
Stock-based compensation expense	2,727	3,729	871	10,891	6,525
Loss on early extinguishment of debt	—	—	—	6,048	—
Changes in other, net	108	960	(989)	1,501	(1,020)

Net cash provided by operating activities	$35,573	$50,020	$46,565	$145,440	$65,651

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data (12):

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	5.0	8.0	5.0	26.0	19.0
Commercial downtime (in days)	122	238	161	661	530
MPSVs
Number of vessels commencing drydock activities	1.0	—	—	2.0	1.0
Commercial downtime (in days)	14	—	—	51	31
Double-Hulled Tank Barges
Number of vessels commencing drydock activities	—	—	1.0	2.0	3.0
Commercial downtime (in days)	—	—	12	66	61
Tugs
Number of vessels commencing drydock activities	—	—	1.0	4.0	3.0
Commercial downtime (in days)	—	3	1	111	81
Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$11,778	$12,700	$3,226	$44,223	$19,704
Other vessel capital improvements	1,061	1,120	2,823	9,523	10,989

	12,839	13,820	6,049	53,746	30,693

Other Capital Expenditures:
200 class OSV retrofit program	45	2,244	—	2,289	—
Commercial-related vessel improvements	463	2,980	3,619	5,829	18,039
Non-vessel related capital expenditures	649	1,607	477	3,250	1,829

	1,157	6,831	4,066	11,368	19,868

	$13,996	$20,651	$10,115	$65,114	$50,561

Growth Capital Expenditures:
OSV newbuild program #5	$87,518	$66,636	$42,380	$232,164	$42,380

Forecasted Data (12):

	1Q 2013E	2Q 2013E	3Q 2013E	4Q 2013E	2013E	2014E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	4.0	5.0	7.0	4.0	20.0	23.0
Commercial downtime (in days)	91	182	184	105	562	622
MPSVs
Number of vessels commencing drydock activities	—	—	1.0	1.0	2.0	2.0
Commercial downtime (in days)	—	—	12	68	80	60
Double-Hulled Tank Barges
Number of vessels commencing drydock activities	2.0	—	2.0	2.0	6.0	3.0
Commercial downtime (in days)	74	20	33	89	216	105
Tugs
Number of vessels commencing drydock activities	3.0	—	—	1.0	4.0	4.0
Commercial downtime (in days)	86	14	—	31	131	120
Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$9.3	$14.2	$9.1	$19.9	$52.5	$51.9
Other vessel capital improvements	1.4	2.3	1.2	2.8	7.7	4.0

	10.7	16.5	10.3	22.7	60.2	55.9

Other Capital Expenditures:
200 class OSV retrofit program	11.9	12.5	13.4	9.9	47.7	—
Commercial-related vessel improvements	—	1.2	2.8	—	4.0	4.0
Non-vessel related capital expenditures	2.4	1.1	0.4	0.1	4.0	4.0

	14.3	14.8	16.6	10.0	55.7	8.0

	$25.0	$31.3	$26.9	$32.7	$115.9	$63.9

Growth Capital Expenditures:
OSV newbuild program #5	$124.7	$138.0	$121.1	$115.0	$498.8	$327.6

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Fleet and Financial Data

(in millions, except Average Vessels, Contract Backlog and Tax Rate)

Forward Guidance of Selected Data (unaudited):

	1Q 2013E Avg Vessels	1Q 2013E Contract Backlog	Full-Year 2013E Avg Vessels	Full-Year 2013E Contract Backlog	Full-Year 2014E Avg Vessels	Full-Year 2014E Contract Backlog
Fleet Data (as of 6-Feb-2013):
Upstream
New generation OSVs-Term [13]	24.0	100%	19.3	99%	11.0	83%
New generation OSVs-Spot [14]	26.0	57%	32.7	19%	52.0	0%
New generation OSVs-Stacked [15]	1.0	0%	0.2	0%	—	0%

New generation OSVs-Total	51.0	76%	52.2	49%	63.0	15%

New generation MPSVs	4.0	97%	4.0	77%	4.0	31%

Total Upstream	55.0		56.2		67.0

Downstream
Double-hulled tank barges	9.0	79%	9.0	47%	9.0	1%

	1Q 2013E Range		Full-Year 2013E Range
	Low [16]	High [16]	Low [16]	High [16]
Cost Data:
Operating Expenses:
Upstream	$62.0	$65.0	$253.0	$263.0
Downstream	7.0	9.0	27.0	29.0

Consolidated	$69.0	$74.0	$280.0	$292.0

General and administrative expenses	$12.5	$13.5	$53.0	$55.0

	1Q 2013E	2Q 2013E	3Q 2013E	4Q 2013E	2013E	2014E
Other Financial Data:
Depreciation	$15.1	$15.3	$15.8	$16.6	$62.8	$77.8
Amortization	8.1	9.1	9.5	10.2	36.9	51.4
Interest expense, net:
Interest expense	$14.3	$14.3	$14.3	$14.5	$57.4	$59.0
Incremental non-cash OID interest expense [17]	5.7	5.8	5.9	3.7	21.1	10.5
Capitalized interest	(6.2)	(8.5)	(10.0)	(9.1)	(33.8)	(27.3)
Interest income	(0.5)	(0.4)	(0.3)	(0.1)	(1.3)	(0.3)

Total interest expense, net	$13.3	$11.2	$9.9	$9.0	$43.4	$41.9
Income tax rate	37.0%	37.0%	37.0%	37.0%	37.0%	37.0%
Cash income taxes	$0.6	$0.4	$0.4	$0.4	$1.8	$5.7
Cash interest expense	13.0	13.4	12.6	14.1	53.1	55.6
Weighted average diluted shares outstanding [18]	36.4	36.4	36.4	36.4	36.4	36.7

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]

Stock options representing rights to acquire 67 and 302 shares of common stock for the three months ended December 31, 2012 and December 31, 2011, respectively, were excluded from the calculation of diluted earnings per share, because the effect was anti-dilutive. For the three months ended September 30, 2012, the Company had no anti-dilutive stock options. For the year ended December 31, 2012, the Company had no anti-dilutive stock options. Due to a net loss for the twelve months ended December 31, 2011, the Company excluded the dilutive effect of equity awards representing the rights to acquire 1,209 shares of common stock, because the effect was anti-dilutive. As of December 31, 2012, September 30, 2012, and December 31, 2011, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes. As of December 31, 2012 and September 30, 2012, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]

The Company owned 51 new generation OSVs as of December 31, 2012. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned and operated by the Company.

[4]

In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates in 2009 and 2010. Due to improved market conditions, the Company had re-activated all but one of its new generation OSVs as of December 31, 2012. With the re-activation of 220 class vessels in January 2012, March 2012, July 2012 and November 2012, the Company had one DP-1 new generation OSV stacked as of December 31, 2012, which is expected to remain inactive until there is sustainable demand for such vessel. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]

Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]

The Company owned and operated nine double-hulled tank barges as of December 31, 2012. Excluded from this data are 14 ocean-going tugs owned by the Company, five of which were stacked and marketed for sale as of December 31, 2012.

[10]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[11]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[12]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[13]

As of February 6, 2013, the Company’s active fleet of 24 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration) was comprised of the following fleet mix: eight 200 class OSVs, fifteen 240 class OSVs and one 300 class OSV.

[14]

As of February 6, 2013, the Company’s active fleet of 26 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration) or additional “term” contracts was comprised of the following fleet mix: twelve 200 class OSVs, ten 240 class OSVs and four 265 class OSVs.

[15]	As of February 6, 2013, the Company’s inactive fleet of one new generation OSV that was “stacked” is a 200 class OSV.

[16]

The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[17]	Non-cash OID interest expense primarily related to the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[18]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% or 1.625% convertible senior notes. The Company’s 1.500% convertible senior notes and 1.625% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53 and $62.59, respectively.